                                                                                                Exhibit 12
                                   Statement of Computation of Ratio of Earnings to Fixed Charges

                                            Frontier Airlines, Inc. Earnings to Fixed Charges
                                 Years Ended March 31 and 9 months ended December 31, 2001 and 2000
                                                          (Dollars in 000’s)

                                                                                                         Nine Months      Nine Months
                                                                                                            Ended            Ended
                                                                                                         December 31,    December 31,
                                    1997           1998          1999          2000          2001            2000            2001
                                  --------       --------      --------      --------      --------      ------------    ------------
Pre-tax income (loss)from
   continuing operations:      $  (12,186)     $   (17,746)  $   25,086    $    43,415   $   88,332     $   76,527    $     23,639

Fixed charges:
   Interest expensed                    20              324         701            119           94             56           2,118
   Estimate of interest
   within rental expense             8,437           12,179      15,351         21,712       26,900         20,067          21,922
                               --------------- ------------- ------------- ------------- -------------- --------------- ----------------
Total Fixed Charges                  8,457           12,503      16,052         21,831       26,994         20,123          24,040
                               =============== ============= ============= ============= ============== =============== ================

Earnings (loss)                $   (3,729)     $    (5,243)  $   41,138    $    65,246   $  115,326     $   96,650    $     47,679
                               =============== ============= ============= ============= ============== =============== ================

Earnings/Fixed Charges Ratio        ---            ---             2.56           2.99         4.27           4.80            1.98

                               =============== ============= ============= ============= ============== =============== ================
Dollar deficiency for ratios
     ‹1:1                      $    20,643     $     30,249
                               =============== =============

Rental expense                 $    25,337     $     36,574  $   46,099    $    65,202   $   80,782     $   60,261    $     65,832
                               =============== ============= ============= ============= ============== =============== ================
One-third of rental expense
                                     8,437     $     12,179  $   15,351    $    21,712   $   26,900     $   20,067    $     21,922
                               =============== ============= ============= ============= ============== =============== ================